EX-23.2

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to Discovery Laboratories, Inc. Amended and Restated 1998 Stock Incentive Plan of our report dated February 25, 2000; with respect to the last paragraph of Note A, March 23, 2000; with respect to Note F[3], March 1, 2000; with respect to the second paragraph of Note G, March 14, 2000; with respect to the last paragraph of Note G, March 3, 2000, on our audit of the financial statements as of December 31, 1999 and for each of the years in the two year period ended December 31, 1999 and the period May 18, 1993 (inception) through December 31, 1999 which report is included in the annual report on Form 10-KSB for the year ended December 31, 1999.


/s/ Richard A. Eisner & Company, LLP
New York, New York
February 16, 2001